For Immediate Release

Date: July 24, 2014

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Second Quarter Results

BELMONT, MA, July 24, 2014 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $1.0 million, or $0.12 per basic and diluted share, for the quarter ended June 30, 2014, compared to net income of $361,000, or $0.04 per basic and diluted share, in the second quarter of 2013. For the six months ended June 30, 2014, the Company reported net income of $1.7 million, or $0.20 per basic and diluted share, as compared to net income of $777,000, or $0.09 per basic and diluted share, for the six months ended June 30, 2013.

Robert M. Mahoney, President and Chief Executive Officer, said, "The bank is benefiting from positive operating leverage as revenue growth outstrips expense growth. Credit quality remains good."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended June 30, 2014 was $7.6 million as compared to $5.9 million for the quarter ended June 30, 2013, or a 28.8% increase. The provision for loan losses for the quarter ended June 30, 2014 was $307,000 as compared to a provision for loan losses of $100,000 for the quarter ended June 30, 2013, or a 207.0% increase. This resulted in a $1.5 million or 26.0% increase in net interest and dividend income after provision for loan losses for the quarter ended June 30, 2014 as compared to the quarter ended June 30, 2013. Net interest and dividend income before provision for loan losses for the six months ended June 30, 2014 was $14.9 million as compared to $11.7 million for the six months ended June 30, 2013, or a 28.0% increase. The provision for loan losses for the six months ended June 30, 2014 was $696,000, as compared to $427,000 for the six months ended June 30, 2013, or a 63.0% increase. This resulted in a $3.0 million or 26.6% increase in net interest and dividend income after provision for loan losses for the six months ended June 30, 2014 as compared to the six months ended June 30, 2013.

NONINTEREST INCOME

Noninterest income for the quarter ended June 30, 2014 was $857,000 as compared to $908,000 for the quarter ended June 30, 2013, a decrease of $51,000, or 5.6%. This decrease was driven by a decrease in net gain on sales of loans of $286,000 as we benefited less during the second quarter of 2014 from the interest rate environment as compared to the second quarter of 2013. The decrease in net gain on sales of loans was partially offset by an increase in other income of $164,000 and an increase in loan servicing fee income of $75,000. The increase in other income was driven by vendor loss experience refunds. Noninterest income for the six months ended June 30, 2014 was $1.6 million as compared to $1.9 million for the six months ended June 30, 2013, a decrease of $335,000, or 17.5%. This decrease was driven by a decrease in net gain on sales of loans of $575,000 as we benefited less during the six months ended June 30, 2014 from the interest rate environment as compared to the six months ended June 30, 2013. The decrease in net gain on sales of loans was partially offset by an increase in other income of $168,000 and an increase in loan servicing fee income of $121,000. The increase in other income was driven by vendor loss experience refunds.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended June 30, 2014 was $6.5 million as compared to $6.1 million for the quarter ended June 30, 2013. This increase of $361,000, or 5.9%, was primarily driven by an increase in salaries and employee benefits of $306,000. Noninterest expense for the six months ended June 30, 2014 was $13.2 million as compared to $11.9 million for the six months ended June 30, 2013. This increase of $1.2 million, or 10.4%, was primarily driven by an increase in salaries and employee benefits of $899,000, which included the impact of adding personnel for two additional branches.

BALANCE SHEET

At June 30, 2014, total assets were $1.2 billion, an increase of $167.2 million or 15.9% from $1.1 billion at December 31, 2013. The Company experienced net loan growth of $148.3 million, or 17.7%, from December 31, 2013. Commercial real estate loans, residential mortgage loans, home equity loans, and indirect auto loans increased by $38.7 million, $61.2 million, $18.4 million and $16.4 million, respectively. The asset growth was funded by customer deposits and borrowings from the Federal Home Loan Bank.

At June 30, 2014, deposits totaled $891.9 million, an increase of $127.1 million or 16.6% from $764.8 million at December 31, 2013. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $92.1 million from December 31, 2013. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “Q2 was another good quarter for deposit growth. The maturing of our three InStore branches and the ongoing growth of our municipal banking program drove both checking and savings deposits. In addition, new and expanding small business banking and commercial real estate customer relationships continue to be important contributors to this strong performance.”

Total stockholders’ equity increased by $3.0 million from $130.4 million as of December 31, 2013 to $133.4 million as of June 30, 2014. This increase is primarily the result of earnings of $1.7 million and a $980,000 increase in additional paid-in capital related to stock based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of June 30, 2014 was $8.6 million and 0.87%, respectively, as compared to $8.0 million and 0.95%, respectively, as of December 31, 2013.  For the three and six months ended June 30, 2014 the Company recorded net charge offs of $35,000 and $39,000, respectively, as compared to $22,000 and $11,000 for the three and six months ending June 30, 2013. Total non-performing assets were $2.3 million, or 0.18% of total assets, as of June 30, 2014, as compared to $4.1 million, or 0.39% of total assets, as of December 31, 2013.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, our ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Cash and due from banks	$ 1,966	$ 2,196
Interest-bearing deposits in other banks	46,914	35,839
Cash and cash equivalents	48,880	38,035
Interest-bearing time deposits with other banks	131	119
Investments in available-for-sale securities	22,208	21,921
Investments in held-to-maturity securities, at cost	123,682	119,776
Federal Home Loan Bank stock, at cost	10,542	7,712
Loans, net of allowance for loan losses of $8,614 as of
6/30/2014 (unaudited) and $7,958 as of 12/31/2013	987,280	839,013
Premises and equipment, net	3,245	3,327
Accrued interest receivable	2,569	2,241
Deferred tax asset, net	5,134	5,146
Income taxes receivable	683	-
Bank-owned life insurance	13,529	13,325
Other assets	3,942	4,004
Total assets	$ 1,221,825	$ 1,054,619

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$ 161,171	$ 139,733
Interest-bearing	730,720	625,020
Total deposits	891,891	764,753
Federal Home Loan Bank advances	180,100	142,100
Securities sold under agreements to repurchase	1,872	2,127
Other borrowed funds	1,090	1,113
Accrued interest payable	760	683
Deferred compensation liability	5,388	5,137
Income taxes payable	-	178
Other liabilities	7,332	8,107
Total liabilities	1,088,433	924,198

Stockholders' Equity:
Common stock	91	91
Additional paid-in capital	86,429	85,449
Retained earnings	51,033	49,312
Accumulated other comprehensive income (loss)	6	(188)
Unearned compensation - ESOP	(4,167)	(4,243)
Total stockholders' equity	133,392	130,421
Total liabilities and stockholders' equity	$ 1,221,825	$ 1,054,619

Asset Quality Data:
Total non-performing assets	$ 2,256	$ 4,115
Total non-performing loans	$ 2,241	$ 4,115
Non-performing loans to total loans	0.23%	0.49%
Non-performing assets to total assets	0.18%	0.39%
Allowance for loan losses to non-performing loans	384.37%	193.39%
Allowance for loan losses to total loans	0.87%	0.95%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$ 8,402	$ 6,664	$ 16,298	$ 13,157
Interest on taxable debt securities	804	424	1,610	906
Dividends	33	7	62	14
Other interest income	29	23	50	40
Total interest and dividend income	9,268	7,118	18,020	14,117
Interest expense:
Interest on deposits	1,388	1,040	2,556	2,072
Interest on Federal Home Loan Bank advances	263	173	514	357
Interest on securities sold under agreements to repurchase	1	1	2	2
Interest on other borrowed funds	7	8	15	17
Total interest expense	1,659	1,222	3,087	2,448
Net interest and dividend income	7,609	5,896	14,933	11,669
Provision for loan losses	307	100	696	427
Net interest and dividend income after provision
for loan losses	7,302	5,796	14,237	11,242
Noninterest income:
Customer service fees	225	231	443	458
Income from bank-owned life insurance	101	95	199	199
Net gain on sales of loans	163	449	225	800
Net gain on sales and calls of securities	-	4	-	34
Loan servicing fee income	203	128	419	298
Other income	165	1	293	125
Total noninterest income	857	908	1,579	1,914
Noninterest expense:
Salaries and employee benefits	4,026	3,720	8,149	7,250
Director compensation	229	196	533	437
Occupancy expense	267	218	545	447
Equipment expense	157	150	311	298
Deposit insurance	180	147	364	274
Data processing	727	662	1,478	1,322
Professional fees	169	195	400	406
Marketing	256	239	515	448
Recruitment fees	6	103	21	103
Other expense	487	513	861	952
Total noninterest expense	6,504	6,143	13,177	11,937
Income before income tax expense	1,655	561	2,639	1,219
Income tax expense	614	200	918	442
Net income	$ 1,041	$ 361	$ 1,721	$ 777
Earnings per share
Basic	$ 0.12	$ 0.04	$ 0.20	$ 0.09
Diluted	$ 0.12	$ 0.04	$ 0.20	$ 0.09

Return on average assets	0.35%	0.17%	0.30%	0.18%
Return on average equity	3.18%	1.12%	2.65%	1.20%
Interest rate spread	2.46%	2.56%	2.53%	2.60%
Net interest margin	2.64%	2.79%	2.71%	2.85%
Efficiency ratio	76.82%	90.27%	79.81%	87.88%